EXHIBIT 99.1

Renaissance Capital Announces Fourth Quarter Distribution and New Deemed Dividend Policy

Total cash distribution since inception to reach $13.81 per share

Dallas, Texas, November 13, 2006, Renaissance Capital Growth & Income Fund III, Inc. (OTC:RENN), a convertible closed-end fund, on November 9, 2006 announced that the Board of Directors has approved a dividend distribution of $0.10 per share. The dividend will be payable on December 1, 2006, to shareholders of record as of November 17, 2006.

With this dividend, the Fund will have paid its investors a total of $13.81 per share in cash distributions since its initial public offering in 1994 at $10.00.

The Board of Directors, after careful deliberation and the review of feedback from shareholders, has decided that it is in the best interest of the Fund and its continued growth is to adopt a deemed dividend policy. By allowing the Fund to retain capital, the deemed dividend policy will enable the Fund to take advantage of future investment opportunities and allow the net asset value to grow. Thus, future cash dividends will not be made unless and until this policy is changed. A complete description of the deemed dividend program and its benefits will be sent to shareholders in the next few months.

About Renaissance Capital Growth & Income Fund III, Inc.

Renaissance Capital Growth & Income Fund III, Inc. is a closed-end Business Development fund concentrating on investing in emerging publicly owned growth companies, primarily through private placements of convertible securities. The Fund seeks long-term capital appreciation and current income by investing in emerging growth companies. The Fund’s current Portfolio consists of investments in 25 businesses in various industries.

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Forward Looking Statements
The Fund seeks long-term capital appreciation and current income by investing in emerging growth companies. This report contains forward-looking statements. Such statements reflect the current views of the Fund with respect to future events and are subject to certain risks, uncertainties, and assumptions. Although the Fund believes that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein. Past performance is not indicative of future results. For additional information, please visit www.rencapital.com.

Investor Contacts:	Media Relations Contact:
RENN Capital Group, Inc.	Chris Rosgen
Michelle Sparks: 214-891-8294	Capital Market Relations
invrel@rencapital.com	(949)481-9739